Exhibit 99.1

Concierge Technologies Announces Acquisition of Gourmet Foods Ltd in New Zealand

Valley Center, CA, August 14, 2015; - Concierge Technologies, Inc. (OTC: CNCG), a supplier of mobile video devices through its wholly owned subsidiary, Kahnalytics, announced that it has completed the acquisition of Gourmet Foods Ltd of Tauranga, New Zealand for an all-cash settlement of NZ$2,566,478. Gourmet Foods distributes its products under distinct brands including Pats Pantry, Ponsonby Pies and Gourmet Patisserie which are marketed throughout New Zealand in major grocery stores, convenience stores and many local cafes. Gourmet Foods, in business since 1966, is one of the most recognized names in the industry. The management and staff at Gourmet Foods are continuing on with Bryce Cole as the President and General Manager.  For more information visit http://www.bestpies.co.nz/index.html

Nicholas Gerber, CEO of Concierge Technologies, commented “Since taking over the position of CEO at Concierge I have been looking for a solid, profitable, enterprise that could be acquired for a reasonable price. We have definitely found such a company in Gourmet Foods Ltd. The market in New Zealand for meat pies is well established, as are the products of Gourmet Foods. We have little to fear in the way of disruptive technologies, intruding importers, or other such concerns of mainstream businesses who manufacture products for distribution. We will focus on increasing our market share while exploring ways to even further enhance overall profitability. We have approximately 45 individuals employed at Gourmet Foods and all are well qualified, experienced and trustworthy individuals who I have no doubt will continue to do a marvelous job. Concierge Technologies will continue its efforts to provide shareholder value through acquisitions such as this one and the continued operations of Kahnalytics”.

This release may contain "forward-looking statements" that include information relating to future events and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. For a more detailed description of the risk factors and uncertainties affecting Concierge Technologies or its subsidiary companies, please refer to the Company's recent Securities and Exchange Commission filings, which are available at the Company’s website or at www.sec.gov.

For information about Concierge Technologies, Inc. contact:

Concierge Technologies, Inc.: www.conciergetechnology.net
Nicholas Gerber, CEO: ngerber@conciergetechnology.net
David Neibert, CFO: dneibert@conciergetechnology.net
Tel: 866-800-2978 ext. 3